Exhibit 99.1

Rose Rock Midstream Completes Acquisition of Additional Interest

in White Cliffs Pipeline from SemGroup Corporation

Acquisition will provide immediate accretion

Increases 2014 Guidance

Tulsa, OK— June 23, 2014 — Rose Rock Midstream®, L.P. (NYSE: RRMS) and SemGroup® Corporation (NYSE: SEMG) announced today that Rose Rock has acquired from SemGroup the remaining one-third interest in SemCrude Pipeline, L.L.C., which owns a 51 percent interest in White Cliffs Pipeline L.L.C. for $300 million. Rose Rock now owns a 100 percent interest in SemCrude Pipeline and indirectly owns a 51 percent interest in White Cliffs Pipeline.

White Cliffs Pipeline is a 527-mile common carrier, crude oil pipeline system that originates in Colorado and terminates in Cushing, Oklahoma. It has a current capacity of 76,000 barrels per day and is in the process of an expansion project which will increase total capacity to 150,000 barrels per day. This project is expected to be completed in August 2014.

The acquisition will be immediately accretive to Rose Rock’s distributable cash flow on a per unit basis and was funded with approximately:

•	$114.4 million of cash borrowings under Rose Rock’s revolving credit facility;

•	$120.0 million of equity from the issuance of 2.4 million common units to SemGroup; and

•	$61.9 million of equity from the issuance of 1.25 million Class A units to SemGroup. The Class A units will not receive any distributions, but are convertible into common units on a one-for-one basis once White Cliffs Pipeline achieves an average monthly volume of 125,000 barrels per day.

SemGroup gains increased distributions from Rose Rock for the limited partner common units it received as consideration for the transaction. The increased distributions from Rose Rock will support SemGroup’s dividend growth strategy.

SemGroup now owns approximately 57 percent of the limited partner common units and all of the two percent general partner interest of Rose Rock.

The terms of the acquisition were approved by the Conflicts Committee of the Board of Directors of Rose Rock’s general partner. The Conflicts Committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor. LCT Capital, LLC acted as financial advisor to SemGroup on the transaction.

Rose Rock 2014 Guidance Update

Rose Rock is updating its 2014 Adjusted EBITDA guidance range to between $115 and $120 million compared to the previous $92 to $97 million, reflecting the impact of recent acquisitions as well as higher volumes on its existing business. The partnership anticipates deploying $125 million in capex, excluding future acquisitions, up from previous guidance of $75 million. Rose Rock is also updating its targeted 2014 distribution growth rate to 25%, on a year-over-year basis, compared to the prior guidance of 15%.

SemGroup 2014 Guidance Update

Management is raising SemGroup’s 2014 consolidated Adjusted EBITDA guidance to between $260 and $275 million, up from the previous guidance range of $245 million to $265 million. The company is on target to deploy approximately $475 million in capital expenditures in 2014, increased from previous guidance of $415 million. SemGroup is updating its targeted 2014 dividend growth rate to a range of 40 to 45% year-over-year, up from the prior guidance of 25 to 30% growth rate.

About Rose Rock Midstream

Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, OK, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

About SemGroup

Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

Non-GAAP Financial Measures

Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because we believe it provides additional information with respect to its performance. SemGroup Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup’s operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Rose Rock Adjusted EBITDA is net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, earnings from equity method investments, and any other non-cash adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities plus cash distributions from equity method investments. Because all companies do not use identical calculations, our presentations of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.

Forward-Looking Statements

Certain matters contained in this Press Release include “forward-looking statements”.All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the factors discussed above; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; NGL’s operations, which we do not control; the ability of Rose Rock to make minimum quarterly distributions; our ability to access credit markets; our ability to renew or replace expiring storage contracts; the loss of or material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

2014 SemGroup Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	Updated 2014 Guidance (1)
	Low	High
Net income	$70	$79
Add: Interest expense	51	53
Add: Income tax expense	20	21
Add: Depreciation and amortization	93	96

EBITDA	$234	$249
Selected non-cash and other items impacting comparability	26	26

Adjusted EBITDA	$260	$275

Selected Non-cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings	$18	$18
Non-cash equity compensation	9	9
Other adjustments	(1)	(1)

Selected items impacting comparability	$26	$26

(1)	Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream.

2014 Rose Rock Midstream Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	Updated 2014 Guidance
	Low	High
Net income	$58	$60
Add: Interest expense	18	20
Add: Depreciation and amortization	30	31

EBITDA	$106	$111
Non-Cash and Other Adjustments	9	9

Adjusted EBITDA	$115	$120

Non-Cash and Other Adjustments
Earnings from equity method investment	$(42)	$(44)
Cash distributions from equity method investment	50	52
Non-cash equity compensation	1	1

Non-Cash and Other Adjustments	$9	$9

Contacts:

Investor Relations:

Alisa Perkins

918-524-8081

investor.relations@semgroupcorp.com

roserockir@rrmidstream.com

Media:

Kiley Roberson

918-524-8594

kroberson@semgroupcorp.com

kroberson@rrmidstream.com